UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

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Date of Report (Date of earliest event reported): April 10, 2017

Pershing Gold Corporation

(exact name of registrant as specified in its charter)

Nevada	000-54710	26-0657736
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1658 Cole Boulevard Building 6 – Suite 210 Lakewood, Colorado	80401
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (720) 974-7248

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On April 10, 2017, Pershing Gold Corporation (the “Company”) was informed that one of its independent directors, Douglass Scott Barr, had passed away on April 9, 2017. Mr. Barr had served as a director since June 2016 and was a member of the Audit Committee and Corporate Governance and Nominating Committee and was chair of the Technical Committee.

Following the death of Mr. Barr, the Audit Committee has been reduced to two members. As a result, the Company is no longer compliant with The NASDAQ Stock Market LLC (“Nasdaq”) Listing Rule 5605(c)(2) which requires that the Audit Committee consist of at least three members. In accordance with the Nasdaq Listing Rules, on April 10, 2017, the Company notified Nasdaq of Mr. Barr’s passing and the resulting non-compliance with Nasdaq Listing Rule 5605(c)(2).

On April 13, 2017, the Company received a written notice from Nasdaq confirming the Company’s non-compliance with Listing Rule 5605(c)(2), and confirming that the Company, in accordance with the cure period provided for in Nasdaq Listing Rule 5605(c)(4), has (a) until the earlier of its next annual stockholders’ meeting or April 9, 2018 to regain compliance, or (b) if the next annual stockholders’ meeting is held before October 6, 2017, then the Company must evidence compliance no later than October 6, 2017.

The Company's Board of Directors intends to identify candidates to replace Mr. Barr and appoint a new director to the Audit Committee who satisfies the applicable requirements of the Nasdaq Listing Rules prior to the expiration of the cure period.

Mr. Barr was a respected colleague and he will be missed greatly. Our thoughts are with his family.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 13, 2017

PERSHING GOLD CORPORATION

By:	/s/ Eric Alexander
Eric Alexander
Vice President Finance and Controller